Exhibit 99.1

Colfax Announces Sale of Its Fluid Handling Business to CIRCOR

Annapolis Junction, MD (September 25, 2017) -- Colfax Corporation (“Colfax”) (NYSE: CFX), a leading diversified industrial technology company, today announced that it has signed a definitive agreement to sell its Fluid Handling business to CIRCOR International, Inc. (“CIRCOR”) for an estimated aggregate consideration of $860 million including cash consideration of $542 million, approximately 3.3 million newly-issued shares of CIRCOR common stock, and assumption of a net pension liability with an approximate value of $150 million as of December 31, 2016.  The estimated aggregate consideration is based on the CIRCOR share price as of the close of trading on September 22, 2017, which may vary based on the trading price for CIRCOR shares on the closing date.  The Fluid Handling business had approximately $463 million of sales and $64 million of adjusted EBITDA in the twelve months ended June 30, 2017.

“Over the past two years, we drove a step change in the Fluid Handling business performance and, after thorough review, determined that combining it now with CIRCOR is in the best interest of the business, its associates, and the shareholders of Colfax Corporation,” said Matt Trerotola, President and Chief Executive Officer of Colfax.  “This transaction represents a strategic milestone for Colfax in the development of our portfolio and strengthens our balance sheet, providing more flexibility to execute our growth strategy.  Going forward, we intend to profitably grow our ESAB and Howden businesses and continue to strengthen them with complementary acquisitions, including the STE acquisition that is expected to close next month.  We also expect to expand our portfolio over time by acquiring and building out attractive new business platforms.”

Mr. Trerotola continued, “I want to extend my appreciation to our dedicated Fluid Handling associates for delivering strong improvements to the business performance while maintaining a long-term commitment to customer success.  As part of CIRCOR, the Fluid Handling business will have the global reach and scale to continue to grow and enhance performance.  Importantly, I am confident that we have found the right partner in CIRCOR, who shares our focus on continuous improvement and talent development.”

The CIRCOR shares to be issued to Colfax on the closing of the sale will represent approximately 16% of CIRCOR’s issued and outstanding shares immediately following the issuance.  Colfax and CIRCOR will enter into a Stockholder Agreement at closing with respect to Colfax’s ownership of CIRCOR shares, including a six-month prohibition of share sales by Colfax.

The sale of the Fluid Handling business is expected to close in the fourth quarter of 2017 and is subject to the satisfaction of customary closing conditions.  Colfax expects to report the Fluid Handling business as a discontinued operation in its future results, and to record a material gain when the sale closes.

Citi and BDT & Company, LLC are acting as financial advisors, and Skadden, Arps, Slate, Meagher & Flom LLP as legal advisor, to Colfax.

ABOUT COLFAX CORPORATION

Colfax Corporation is a leading diversified industrial technology company that provides gas- and fluid-handling and fabrication technology products and services to customers around the world under the Howden, Colfax Fluid Handling and ESAB brands.  Colfax believes that its brands are among the most highly recognized in each of the markets that it serves. Colfax is traded on the NYSE under the ticker “CFX.”  Additional information about Colfax is available at www.colfaxcorp.com.

NON-GAAP FINANCIAL MEASURES AND OTHER ADJUSTMENTS

Colfax has provided in this press release financial information that has not been prepared in accordance with GAAP.  This non-GAAP financial measure is adjusted earnings before interest, taxes, depreciation and amortization (EBITDA), which was calculated as:

For the Fluid Handling business	For the Twelve Months Ended June 30, 2017
Operating income	$49
Add: Restructuring costs and Loss on deconsolidation of Venezuelan operations	3
Add: Depreciation & amortization expenses	12

Adjusted EBITDA	$64

This non-GAAP financial measure helps investors assess the effect of the Fluid Handling divestiture on the results of Colfax.  Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information calculated in accordance with GAAP.  Investors are encouraged to review the reconciliation of this non-GAAP measure to its most directly comparable GAAP financial measure.

CAUTIONARY NOTE CONCERNING FORWARD LOOKING STATEMENTS

This press release may contain forward-looking statements, including forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include, but are not limited to, statements concerning Colfax’s plans, objectives, expectations and intentions and other statements that are not historical or current fact.  Forward-looking statements are based on Colfax’s current expectations and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements.  Factors that could cause Colfax’s results to differ materially from current expectations include, but are not limited to factors detailed in Colfax’s reports filed with the U.S. Securities and Exchange Commission including its 2016 Annual Report on Form 10-K under the caption “Risk Factors.”  In addition, these statements are based on a number of assumptions that are subject to change. This press release speaks only as of the date hereof. Colfax disclaims any duty to update the information herein.

The term “Colfax” in reference to the activities described in this press release may mean one or more of Colfax’s global operating subsidiaries and/or their internal business divisions and does not necessarily indicate activities engaged in by Colfax Corporation.

Investor Contact:
Terry Ross, Vice President of Investor Relations
Colfax Corporation
+1 (301) 323-9054
terry.ross@colfaxcorp.com